EXHIBIT 10.20

2014 PERFORMANCE RESTRICTED STOCK UNITS

GRANT AGREEMENT

Effective _______________, 2014 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company ( “B&W”) awarded you a grant of performance-based restricted stock units (“Performance RSUs”) under the 2010 Long-Term Incentive Plan of B&W, as amended and restated February 22, 2011 (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used in this Agreement with reference to employment shall include subsidiaries of B&W (including unconsolidated joint ventures). Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Performance RSUs

Performance RSU Award. You have been awarded an initial number of performance-based restricted stock units shown on the attached Notice of Grant (the “Initial Performance RSUs”), which notice is incorporated herein by reference. These Performance RSUs represent a right to receive shares of B&W common stock, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this Agreement have been satisfied. No shares are awarded or issued to you on the Date of Grant.

Vesting Requirements. Subject to the “Forfeiture of Performance RSUs” provision below, Performance RSUs do not provide you with any rights or interest therein until they become vested under one of the following circumstances (each a “Vesting Date”):

•	on the third anniversary of the Date of Grant, provided you are still employed by B&W (with the number in which you vest determined as described in the “Number of Performance RSUs” provision below);

•

100% of the Initial Performance RSUs shall become vested prior to the third anniversary of the Date of Grant on the earliest to occur of: (1) the date of termination of your employment from B&W due to death, (2) your Disability (as defined in the Plan) or (3) the date a Change in Control (as defined in the Plan) occurs; and

•	the Committee may provide for additional vesting under other circumstances, in its sole discretion.

Forfeiture of Performance RSUs. Except in connection with a “Retirement” as defined below, Performance RSUs which are not or do not become vested upon your termination of employment for any reason shall, coincident therewith, be forfeited and be of no force and effect.

In the event you terminate employment prior to the third anniversary of the Date of Grant due to Retirement, 25% of the Initial Performance RSUs will remain in effect provided your termination date is on or after the first anniversary of the Date of Grant but prior to the second anniversary, and 50% of the Initial Performance RSUs will remain in effect provided your termination date is on or after the second anniversary of the Date of Grant but prior to the third anniversary. The number of Performance RSUs that will vest pursuant to the preceding sentence will be determined by multiplying (a) the total number of Performance RSUs that would have vested under this Agreement based on actual performance had you remained employed until the third anniversary of the Date of Grant by (b) the applicable percentage from the preceding sentence.

For purposes of this Agreement, “Retirement” means a voluntary termination of employment after attaining age 65, or an involuntary termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Company Employee Severance Plan effective December 1, 2012, or a successor plan (as may be amended) whether or not you are a participant in such plan, or under other circumstances which the Committee designates as a reduction in force.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, as determined in the sole judgment of the Committee, then all Performance RSUs and all rights or benefits awarded to you under this grant of Performance RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the paragraphs under the heading “Clawback Provisions” below.

Number of Performance RSUs. Subject to adjustments permitted by the Plan, the number of Performance RSUs in which you will vest under this Agreement, if any, will be determined by multiplying (a) the sum of (i) 0.4 times the vested percentage applicable to Return on Invested Capital (“ROIC”) plus (ii) 0.4 times the vested percentage applicable to diluted Earnings Per Share (“EPS”) plus (iii) 0.2 times the vested percentage applicable to Relative Total Shareholder Return (“TSR”) by (b) the number of Initial Performance RSUs. The maximum number of Performance RSUs in which you can vest is 200% of your Initial Performance RSUs and the minimum number of Performance RSUs in which you can vest is 0% of your Initial Performance RSUs.

The vested percentage applicable to ROIC, EPS and TSR will each be determined over the Performance Period as illustrated in the schedules set forth below. For purposes of this Agreement, the “Performance Period” means the period beginning on January 1, 2014 and ending on December 31, 2016.

Calculating ROIC and EPS. The component values used to calculate ROIC and EPS will be determined in accordance with U.S. generally accepted accounting principles excluding (1) expenses associated with the acquisition or disposition of any asset, (2) expenses associated with company restructuring activity, (3) any pension accounting mark-to-market losses, (4) acquisition related amortization, (5) losses from divestitures, (6) impairments of tangible and intangible assets and (7) losses in respect of legal proceedings and dispute resolutions. The Compensation Committee will adjust the performance goals or the component values used to calculate ROIC and EPS to reflect applicable changes in accounting standards / policies or tax regulations after the Date of Grant. No adjustment herein shall limit any discretion provided by the Plan to reduce the amount of Performance RSUs that may vest hereunder.

Return on Invested Capital (ROIC)

The vested percentage applicable to ROIC will be determined based on B&W’s average annual ROIC (as calculated below) (“Average ROIC”) for the Performance Period in accordance with the following schedule:

Average ROIC	ROIC Vested Percentage
XX%	50%
XX%	100%
XX%	200%

Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to ROIC will be 0% if the Average ROIC for the Performance Period is below XX%. In no event will the vested percentage applicable to ROIC be greater than 200%.

ROIC will be calculated quarterly and the ROIC for any calendar year during the Performance Period will equal the sum of the four applicable quarterly ROIC calculations. Average ROIC will equal the sum of the three annual ROIC calculations during the Performance Period divided by three.

For purposes of this Agreement, the term “ROIC” is a ratio measure of B&W’s net income in relation to B&W’s invested capital, using the formula set forth below. For purposes of determining ROIC, net income is pre-tax income less tax expense. Tax expense will be based on B&W’s normal, weighted average effective tax rate for the jurisdictions in which it is operating for the applicable periods. Invested capital is B&W’s total assets less current liabilities. Current liabilities include any liabilities that are due within one calendar year and will be defined based on B&W’s consolidated balance sheet applicable to the applicable period.

Diluted Earnings Per Share (EPS)

The vested percentage applicable to EPS will be determined based on B&W’s cumulative EPS (as calculated below) (“Cumulative EPS”) for the Performance Period in accordance with the following schedule:

Cumulative EPS	EPS Vested Percentage
$X.XX	50%
$X.XX	100%
$X.XX	200%

Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to EPS will be 0% if the Cumulative EPS for the Performance Period is below $X.XX. In no event will the vested percentage applicable to EPS be greater than 200%.

EPS will be calculated for each calendar year during the Performance Period and Cumulative EPS for the Performance Period will equal the sum of the three applicable annual EPS calculations.

For purposes of this Agreement, the term “EPS” means B&W’s net income attributable to stockholders of common stock for the applicable period divided by B&W’s weighted average diluted shares outstanding for the applicable period. For purposes of determining EPS, net income attributable to stockholders of common stock is defined as “Net Income Attributable to The Babcock & Wilcox Company” on B&W’s Consolidated Statement of Income. Diluted shares outstanding will include all basic shares outstanding and any other dilutive securities for the period. If any securities are dilutive, the impact on the number of outstanding shares will be included in the denominator and the related income statement impact of the security will be removed from the numerator.

WACSO represents weighted average common stock outstanding.

Total Shareholder Return (TSR)

The vested percentage applicable to TSR will be determined based on B&W’s TSR (as defined below) over the Performance Measurement Period relative to the TSR of the 2014 Custom Peer Group (as defined below) during the same period in accordance with the following schedule:

TSR Ranking Relative to Peer Group	TSR Vested Percentage
XX percentile	0%
XX percentile	50%
XX percentile	100%
XX percentile	200%

Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to TSR will be 0% if B&W’s TSR ranks lower than the XX percentile relative to the 2014 Custom Peer Group. In no event will the vested percentage applicable to TSR be greater than 200%. If B&W’s TSR during the Performance Measurement Period is negative, the vested percentage applicable to TSR shall not exceed 100%.

For purposes of this Agreement, the term TSR means [(a) – (b) + (c)]/b, where (a) is the Stock Price (as defined below) on the last business day of the Performance Measurement Period, (b) is the Stock Price on the first business day of the Performance Measurement Period and (c) is dividends paid and reinvested during the Performance Measurement Period. The term Stock Price means the average daily closing price of a share of common stock of the applicable company during the preceding 30 calendar days. The Stock Price shall be adjusted to reflect a stock split, spin-off or other extraordinary corporate event occurring during the Performance Measurement Period.

The 2014 Custom Peer Group is comprised of the following companies:

AECOM Technology Corporation	Jacobs Engineering Group Inc.
Chicago Bridge & Iron Company	KBR Inc.
Curtiss-Wright Corporation	L-3 Communications Holdings Inc.
Fluor Corporation	Mastec Inc.
Flowserve Corporation	Rockwell Collins Inc.
Foster Wheeler AG	Scana Corporation
Hubbell Inc.	SPX Corporation
Huntington Ingalls Ind. Inc.	URS Corporation

The Committee, in its discretion, will adjust the composition of the 2014 Custom Peer Group due to extraordinary corporate events involving these companies, including but not limited to mergers, acquisitions, bankruptcy, dissolution or divestitures.

Settlement of Performance RSUs. You (or your beneficiary, if applicable) will receive one share of B&W common stock for each Performance RSU that vests under this Agreement. Shares shall be distributed as soon as administratively practicable after the Settlement Date, but in no event later than March 15 following the end of the calendar year in which the Settlement Date occurs. For purposes of this Agreement, “Settlement Date” means either: (a) the applicable Vesting Date or, in the event you made a permitted deferral election pursuant to the Plan with respect to this grant, (b) the date(s) of the applicable distribution event in accordance with such deferral election.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of B&W common stock underlying the Performance RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of B&W common stock, dividend equivalents will be credited with respect to the shares underlying the Performance RSUs and shall vest at the same time as the related Performance RSUs vest. Vested dividend equivalents shall be paid at the same time the underlying shares are transferred to you, with no earnings accruing thereon. Dividend equivalents credited with respect to Performance RSUs that do not vest shall be forfeited at the same time the related Performance RSUs are forfeited.

Taxes

You will realize income in connection with this Performance RSUs grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this Performance Share grant as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which B&W is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding whole units or shares having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

Performance RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this grant of Performance RSUs is not reportable on a Form 4 unless and until they become vested. At that time, the number of Performance RSUs ultimately awarded to you must be reported on a Form 4 before the end of the second (2nd) business day following the Vesting Date, as applicable. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant. Please advise Kathy Peres or Angie Winter immediately by e-mail, fax or telephone if you intend to reject this grant.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required in the same manner noted above. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Recovery of Performance RSUs. In the event that B&W is required to prepare an accounting restatement due to the material noncompliance of B&W with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, B&W will have the right to recover the Performance RSUs granted during the three-year period preceding the date on which the Board or B&W, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the Performance RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such Performance RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such Performance RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act.

Other Information

Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of B&W or any of its subsidiaries or affiliates.